Filed Pursuant to Rule 424(b)(3)
Registration No. 333-165532
PROSPECTUS SUPPLEMENT
(To Prospectus dated May 14, 2010)

(Proposed Holding Company for Colonial Bank, FSB)
Up to 3,105,000 Shares of Common Stock

This supplements the prospectus of Colonial Financial Services, Inc. dated May 14, 2010. This prospectus supplement should be read together with the prospectus.

We have commenced a syndicated community offering to sell additional shares.

The number of shares available for sale in the syndicated community offering will be reduced by the number of shares sold in the subscription offering and community offering.

We are increasing the number of shares that you may purchase in the offering.

We have increased the amount of stock that you may purchase as follows:

•	You, together with any associates or persons who may be acting in concert with you (as defined in the prospectus), may now purchase up to $1,000,000 (100,000 shares) in the offering.

The individual purchase limitation of $300,000 (30,000 shares) and the ownership limitations for current Colonial Financial Services, Inc. stockholders disclosed in the prospectus remain unchanged.

These purchase limitations apply to purchases made in the subscription, community or syndicated community offerings. If you have purchased shares of common stock in the subscription, community and syndicated community offerings, your total orders must comply with the purchase limitations set forth above.

Completion of the offering remains subject to receipt of final regulatory approvals, including approval of an updated appraisal, and the sale of at least 2,295,000 shares of common stock, which is the minimum of our offering range.

Colonial Financial Services, Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting the Securities and Exchange Commission’s web site at www.sec.gov.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved of these securities or determined if the prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

Sole Book-Running Manager
Stifel Nicolaus

June 28, 2010